Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM ANNOUNCES $21.5 MILLION EQUITY FINANCING

SAN DIEGO, CA – March 6, 2007 – Cardium Therapeutics, Inc. (OTCBB: CDTP) today announced that it has entered into definitive securities purchase agreements with institutional and other accredited investors to raise approximately $21.5 million, before placement agent fees and offering expenses. At closing, Cardium will issue approximately 8.6 million shares of its common stock at $2.50 per share with 35% warrant coverage, which represents approximately up to an additional 3.0 million shares of common stock. The warrants have a five year term and are immediately exercisable at an exercise price of $3.75 per share. The financing is expected to close on or about March 9, 2007, subject to customary closing conditions. Oppenheimer & Co. Inc. served as placement agent for the offering.

The proceeds from this financing will be used to initiate Cardium’s Phase 3 AWARE clinical study for Generx, initiate the Phase 2b clinical study for Excellarate in the second half of 2007, accelerate the commercialization of InnerCool’s Celsius Control System and, at the same time, broaden and expand its temperature modulation technology into other medical indications and applications, and for general working capital.

The securities to be issued in this private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be transferred or resold except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. Cardium has agreed to file a registration statement covering the resale of the common stock issued in the private placement, including the shares issuable upon exercise of the warrants. This press release does not constitute an offer to sell, nor is it a solicitation of an offer to buy, any securities.

About Cardium

Cardium Therapeutics, Inc. and its subsidiaries, InnerCool Therapies, Inc. and the Tissue Repair Company, are medical technology companies primarily focused on the development, manufacture and sale of innovative therapeutic products and devices for cardiovascular, ischemic and related indications. In October 2005, Cardium acquired a portfolio of growth factor therapeutics from the Schering AG Group, Germany, including the later-stage product candidate, Generx™, and completed a $30 million financing. Generx (alferminogene tadenovec), which is advancing to a Phase 3 clinical study, is a DNA-based growth factor therapeutic being developed for potential use by interventional cardiologists as a one-time treatment to promote and stimulate the growth of collateral circulation in the hearts of patients with ischemic conditions such as recurrent angina. For more information about Cardium Therapeutics and its businesses, products and therapeutic candidates, please visit www.cardiumthx.com or view its brochure at http://www.cardiumthx.com/flash/pdf/CardiumTHX_Brochure.pdf.

In March 2006, Cardium acquired the technologies and products of InnerCool Therapies, Inc., a San Diego-based medical technology company in the emerging field of temperature modulation, which is designed to rapidly and controllably cool the body in order to reduce cell death and damage following acute ischemic events such as cardiac arrest or stroke, and to potentially lessen or prevent associated injuries such as adverse neurological outcomes. For more information about Cardium’s InnerCool subsidiary and therapeutic hypothermia, including its Celsius Control System™, which has now received regulatory clearance in the U.S., Europe and Australia, please visit www.innercool.com.

In August 2006, Cardium acquired the technologies and products of the Tissue Repair Company (TRC), a San Diego-based biopharmaceutical company focused on the development of growth factor therapeutics for the treatment of severe chronic diabetic wounds. TRC’s lead product candidate, Excellarate, is a DNA-activated collagen gel for topical treatment formulated with an adenovector delivery carrier encoding human platelet-derived growth factor-B (PDGF-B). Excellarate is initially being developed to be administered once or twice for the potential treatment of non-healing diabetic foot ulcers. Other potential applications for TRC’s Gene Activated Matrix™ (GAM) technology include therapeutic angiogenesis (cardiovascular ischemia, peripheral arterial disease) and orthopedic products, including hard tissue (bone) and soft tissue (ligament, tendon, cartilage). For more information about Cardium’s Tissue Repair Company subsidiary, please visit www.t-r-co.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, our limited experience in the development, testing and marketing of therapeutic hypothermia devices, risks and uncertainties that are inherent in the conduct of human clinical trials, including the timing and costs of such trials, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, current and future competition, as well as risks and uncertainties regarding the satisfaction of the closing conditions to the financing and obtaining an effective registration statement for the resale of the issued securities and other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2007 Cardium Therapeutics, Inc. All rights reserved.

For Terms of Use Privacy Policy, please visit www.cardiumthx.com.

Cardium Therapeutics™ and Generx™ are trademarks of Cardium Therapeutics, Inc.

Gene Activated Matrix™ and GAM™ are trademarks of Tissue Repair Company.

InnerCool Therapies®, InnerCool® and Celsius Control System™ are trademarks of InnerCool Therapies, Inc.